CODE OF ETHICS
(Updated October 10, 2013)

Pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, the Code of Ethics set forth below has been adopted by DDJ. The Code of Ethics establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of DDJ Clients, and addresses other situations involving a potential conflict of interest between DDJ (and/or its Employees) and its Clients. DDJ Employees are required to act in conformity with this Code of Ethics at all times.

I.	INTRODUCTION

DDJ’s reputation for integrity and ethics is one of our most important assets. In order to safeguard this reputation, DDJ believes that it is essential not only for DDJ and all of its Employees to comply with relevant federal and state securities laws and regulations, but also to maintain the highest standards of personal and professional conduct at all times. DDJ’s Code of Ethics is designed to ensure that our conduct is at all times consistent with these values, with our fiduciary obligations to our Clients, and with industry and regulatory standards for investment advisers.

The basic principles underlying DDJ’s Code of Ethics are as follows:

•	The interests of DDJ’s Clients must always come before the personal interests of any DDJ Employee.

•	Each Employee must take great care to avoid any potential conflict of interest or the appearance of any impropriety in his personal actions.

•	No Employee should take inappropriate advantage of information he learns through his position with or on behalf of a Client, whether or not such action would result in a loss to the Client.

•	No Employee should advise or encourage others to take actions that such Employee would be prohibited by this Code of Ethics from taking himself or for his own account.

•	Each Employee is required to comply with all applicable securities laws and regulations.

•	Each Employee shall maintain the confidentiality of any information gained by reason of his or her employment, and shall not use such information in a manner detrimental to DDJ or its Clients.

Although the Code of Ethics sets forth rules with respect to many situations, Employees should recognize that the Code of Ethics cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict, or an appearance of impropriety. Whether or not a specific provision of the Code applies, all Employees must conduct their activities in accordance with the general principles set forth above, and in a manner that is designed to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, as literal compliance with these specific rules will not shield an Employee from

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liability for personal trading or other conduct that nonetheless violates a fiduciary duty to DDJ’s Clients. Doubtful situations should be resolved in favor of Clients.

Employees must scrupulously avoid serving their own personal interests ahead of the interests of Clients in any decision relating to their personal investments. For example, the Code of Ethics prohibits Employees from using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities for an Employee’s personal account. Similarly, inappropriate favoritism of one Client over another would constitute a breach of DDJ’s fiduciary duty and is prohibited.

You should, accordingly, be alert for potential for conflicts of interest, and consult the Chief Compliance Officer whenever questions arise concerning the application of the Code of Ethics to a particular situation. Honesty at all times and in all things is an essential part of your responsibility to DDJ.

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II.	CERTAIN DEFINITIONS

The following words used in this Code of Ethics will have the meanings set forth below:

“Beneficial Interest” shall have the meaning set forth in Exhibit A attached to this Code of Ethics.

“Chief Compliance Officer” shall mean Joshua L. McCarthy or such other person designated as the chief compliance officer of DDJ; provided, however, that DDJ may from time to time designate another person to act on behalf of the Chief Compliance Officer during periods when the Chief Compliance Officer is absent or unreachable, and during such periods, the term “Chief Compliance Officer” shall mean such other person.

“Client” shall mean each fund, account, or individual advised by DDJ.

“Compliance Vendor” shall mean Financial Tracking, LLC (or such other third party compliance vendor) from whom DDJ licenses certain hosted software that enables DDJ, via a web-based platform, to automate certain of the compliance rules set forth within this Code of Ethics, including those regarding preclearance of personal trades and receipt of gifts.

“DDJ” shall mean DDJ Capital Management, LLC.

“Employee” shall mean each DDJ employee (including interns and temporary employees with assignments of 90 days or more), officer, and principal.

“1934 Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations thereunder, as the same may be amended from time to time.

“Non-Reporting Account” shall mean any brokerage account maintained by an Employee that is exempt from the reporting requirements set forth in the section entitled “Required Reporting of Personal Securities Transactions and Holdings” of this Code of Ethics.

“Portfolio Manager” shall mean those Employees whose assigned duties include the management of any portfolio, or portion thereof, of a Client, and who are vested with the power to make investment decisions on behalf of such Client or portfolio on a regular basis.

“Public Equity Security” shall mean an equity security (i.e., stock, any security convertible into stock or any warrant or right to obtain stock) where such equity security (or underlying security, where such conversion or right may be exercised within 60 days) is of a class registered pursuant to §12 of the 1934 Act.

“Security” shall mean a security of any type (including, for purposes of this Code of Ethics, bank debt), except:

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a.	shares of registered open-end mutual funds and money market funds (other than open-end mutual funds that are advised or sub-advised by DDJ),

b.	any direct obligations of the U.S. Government and any obligations of agencies and instrumentalities of the U.S. Government;

c.	money market instruments such as certificates of deposit, banker’s acceptances and commercial paper;

d.	interests in qualified state college tuition programs (“529 Plans”); and

e.
commodities and options and futures on commodities indirectly provided that the purchase of these instruments may not be utilized to acquire an interest which could not be acquired directly or which could not be acquired without reporting or preclearance.

“Trading Day” shall mean any day that the New York Stock Exchange is open.

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III.	PERSONAL SECURITIES TRANSACTION POLICY

The Code of Ethics contains detailed rules concerning personal securities transactions applicable to all Employees of DDJ.1 Certain laws and ethical standards impose duties on DDJ and its Employees to avoid conflicts of interest between Employees’ personal securities transactions and DDJ client investment transactions. Although it is not DDJ’s intent to discourage trading by its Employees for long-term investment purposes, personal trading in Securities, in particular, can create or give the appearance of creating a conflict of interest. Accordingly, the Code of Ethics contains certain preclearance procedures, as well as certain prohibitions, with respect to personal securities transactions by Employees while at the same time preserving reasonable Employee flexibility.

For purposes of the rules that follow, a Security convertible into another Security will be treated as the same Security as the Security into which it is convertible. In addition, except as otherwise noted, the same rules that apply to other Securities apply to derivative instruments, such as options, futures, and options on futures. Accordingly, if the instrument underlying a derivative instrument is an instrument to which the requirements of the Code of Ethics would otherwise apply, you will be subject to the same restrictions and must satisfy the same preclearance procedures as if you were trading in the underlying instrument itself.

A.	PRECLEARANCE PROCEDURES FOR PERSONAL SECURITIES TRANSACTIONS

When conducting their personal investment transactions, all Employees have a fiduciary duty to place the interests of DDJ’s Clients ahead of their own. Accordingly, in order to avoid conflicts of interest as well as the appearance of any conflicts of interest, all purchases and sales of Securities in which an Employee has or will have a Beneficial Interest require preclearance pursuant to the procedures set forth herein, subject to any “Exceptions to Preclearance and Reporting Requirements” noted below.2

In an effort to implement a robust preclearance procedure, DDJ has contracted with the Compliance Vendor to provide DDJ with an automated employee trade preclearance system via a web-based compliance portal accessible to all Employees. Pursuant to this arrangement, all Employees must pre-clear any personal transactions in Securities through this web-based portal prior to their execution. DDJ has programmed this automated preclearance system to incorporate the ongoing rules and other restrictions with respect to personal trading in Securities by Employees that are set forth herein.

1 Given the small size of DDJ, for the purposes of the Code of Ethics, all DDJ Employees are presumed to be both “supervised persons” and “access persons,” as defined by Rule 204A-1 promulgated by the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended.

2 Please note that the term “Beneficial Interest” is more encompassing than one might expect, and includes instances where an Employee has the power to sell or transfer, or to direct the sale or transfer, a Security (but does not necessarily own a direct economic interest in such Security). Please refer to Exhibit A for the applicable definition.

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Accordingly, prior to the execution of any non-exempt personal transaction in a Security, an Employee must log into the web-based compliance portal using a unique user identification and password, and complete an online preclearance request. The Employee will be required to make certain certifications each time he or she requests preclearance of a trade in a Security. Depending on the type of Security requested to be pre-cleared by the Employee and the then-current facts and circumstances, following completion of the preclearance request by an Employee, the web portal will notify such Employee that the personal transaction has been:

i.	Approved, in which case the Employee may then execute such transaction in his or her brokerage account;

ii.	Denied, in which case the Employee may not execute such transaction; or

iii.
Labeled as Pending, in which case the Employee must defer execution of the personal trade until the Chief Compliance Officer has completed an independent review of the appropriateness of such transaction.[3] Following such review, the transaction then will be either Approved (in which case the Employee may then proceed with execution) or Denied (in which case the Employee may not proceed with execution).

In addition, Employees should be aware that preclearance is only valid for the trade date on which you receive approval. You may not change the proposed trade date without completing a new preclearance request (and receiving corresponding approval) through the web-based compliance portal. Post-trade approval is not permitted under the Code of Ethics.

DDJ will treat the preclearance process as confidential and will not generally disclose the personal trading of Securities by its Employees, except as it determines, in its sole discretion, may be required by law or regulatory authority or for appropriate business purposes. Employees should do the same with respect to approval or denials of any request for preclearance. Employees should also remember that preclearance is not automatically granted for every trade. For example, observance of blackout periods or percentage equity holding limits (as described below under “Restrictions on Personal Securities Trading”) may result in a denial of an Employee’s request for preclearance. Furthermore, DDJ has the right, in its sole discretion, to withdraw or rescind a personal Securities transaction request that was previously approved via the web-based compliance portal if DDJ receives information or events occur subsequent to the approval that would cause the approved personal transaction to then present a conflict or the appearance of a conflict of interest. Such withdrawals or rescissions will be promptly communicated by DDJ to the affected Employee.

3 If the Chief Compliance Officer is the person whose personal transaction requires such a review, the Chief Compliance Officer must obtain such approval from the President or Executive Vice President prior to its execution.

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Failure to obtain appropriate preclearance for personal Securities transactions is a serious breach of DDJ rules. The disciplinary action taken by DDJ, which may include warnings, suspension of personal Securities trading privileges, fines, disgorgement of profits, and suspension and termination of employment, as well as the referral to civil or criminal authorities where appropriate, will depend on all of the applicable facts and surrounding circumstances. Such facts and circumstances may include, but are not limited to, the following: (i) the nature of the violation; (ii) whether the failure to obtain preclearance was inadvertent; (iii) whether the Employee had a reasonable basis for believing that preclearance was not necessary with respect to the particular transaction in question; (iv) whether the Employee made a good faith effort to comply with the preclearance requirement; (v) whether the Employee has violated the requirements of the Code of Ethics in the past; (vi) the size of the transaction; (vii) the timing of the transaction, and whether DDJ Clients were buying, selling, or considering the purchase or sale of such Securities at the time of the Employee’s transaction; (viii) whether the Employee’s transaction was executed prior to or after transactions by DDJ Clients; (ix) whether the Employee’s transaction was in the same direction as that of DDJ Clients (e.g., buying when DDJ Clients were buying), or whether it was in the opposite direction (e.g., selling when DDJ Clients were buying); (x) the length of time between the Employee’s trade and any trade on behalf of a DDJ Client; (xi) whether there has been unusual market activity in the Security; and (xii) the type of Security and transaction (e.g., fixed income compared with equity securities). In addition, Employees who fail to obtain appropriate preclearance for a personal transaction in Securities may be required to cancel such trade at their own cost and expense.

Employees should be aware that the preclearance process, among other things, imposes burdens on the compliance and investment staff of DDJ. Moreover, DDJ Employees are strongly discouraged from excessive or “day” trading in their personal accounts, as they should be devoting substantially all of their time during the workday to their job responsibilities. Accordingly, while DDJ has not established a maximum number of trades in Securities that an Employee may pre-clear or execute per month, if the Chief Compliance Officer, in consultation with the President or Executive Vice President of DDJ, nonetheless determines that an Employee is making an excessive number of preclearance requests through the web-based portal, he reserves the right to impose such a limitation on trading if it is believed to be in the best interest of DDJ or its Clients.

Any exceptions to the foregoing preclearance requirements must be approved by the Chief Compliance Officer.

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B.	RESTRICTIONS ON PERSONAL SECURITIES TRADING.

i.	General Prohibition on Fraudulent Conduct

No Employee may cause or induce a Client to take any action, or fail to take any action, for such Employee’s personal benefit rather than for the benefit of the Client. An example of an action prohibited by this rule would be the failure to provide a “buy” or “sell” recommendation or to execute a purchase or sale for a Client, in each case in order to avoid the blackout period (set forth below) applicable to personal trades. In addition, no Employee, in connection with the purchase or sale of a Security, directly or indirectly, for his own account or an account in which he has a Beneficial Interest, shall:

a.	Employ any device, scheme or artifice to defraud any DDJ Client;

b.
Make to a DDJ Client any untrue statement of a material fact or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c.	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any DDJ Client; or

d.	Engage in any manipulative practice with respect to any DDJ Client.

ii.	Blackout Periods

In order to avoid potential conflict situations as well as the appearance of a conflict, the following blackout periods will apply, during which periods certain personal transactions in Securities by Employees will be prohibited.

a.
No Employee may purchase or sell, directly or indirectly, for his own account or an account in which he has a Beneficial Interest, any Security (i) on a day during which a Client has a pending “buy” or “sell” order in such Security (including any option or derivative thereof); and (ii) until the fifth Trading Day following the day a “buy” or “sell” order in such Security is executed on behalf of a Client.

b.
No Portfolio Manager may purchase or sell, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, any Security within five Trading Days prior to, or until the fifth Trading Day following, the execution of a “buy” or “sell” order in such Security (including any option or derivative thereof) on behalf of a Client (or a portfolio of securities) managed by such Portfolio Manager.

In order to ensure that a Client is not harmed by application of this second rule, the Chief Compliance Officer, after taking into account the specific circumstances surrounding a Client trade and concluding that there is no actual conflict of

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interest, may pre-approve a specific trade requested in writing by a Portfolio Manager on behalf of a Client within five Trading Days following a personal trade by such Portfolio Manager.

For the avoidance of doubt, the applicable blackout period for the aforementioned rules will apply to the five Trading Day period preceding and following the date on which a purchase or sale of an option or derivative is executed on behalf of a DDJ Client, and not the date of exercise of such option or derivative. By way of example, if a Client has acquired a call option to purchase 100 shares of XYZ Company common stock, the blackout period will prohibit both purchases and sales of XYZ common stock, as well as any derivatives thereof, by all Employees until the fifth Trading Day following, and with respect to Portfolio Managers, the fifth Trading Day preceding, the date on which the call option is purchased by such Client. However, the blackout period will not be re-triggered by the eventual exercise of such call option by such Client.

iii.	Purchase or Sale of Certain Public Equity Securities

No Employee may purchase or sell, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, any Public Equity Security, if at the time of such purchase or sale DDJ Clients own (or could be deemed to beneficially own as defined under Section 13(d) of the 1934 Act) 5.0% or more of such class of Public Equity Security of such issuer, without the prior approval of the Chief Compliance Officer.

In the event that an Employee holds any Public Equity Security in an issuer in which DDJ’s Clients subsequently acquire 5% or more of such class of Public Equity Security, this restriction, for example, may delay or prevent an Employee from closing out such position in a Security depending on, among other things, the securities reporting consequences for DDJ with respect to such personal transaction. Under no circumstances will DDJ be responsible for any losses suffered by an Employee as a result of a denial of consent to trade. Each Employee should evaluate this risk before engaging in personal transactions in Securities. All such personal transactions must be approved in advance by the Chief Compliance Officer.

iv.	Purchase or Sale of Fixed Income Securities of High Yield Issuers

No Employee may purchase or sell, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, any fixed income Securities that are rated Ba1 (by Moody’s) or BB+ (by S&P) or below without the prior approval of the Chief Compliance Officer

Many DDJ Clients pursue a high yield fixed income strategy. Issuers of such high yield securities are typically more susceptible to a restructuring of their balance sheet, either through bankruptcy, prepackaged bankruptcy, or an out-of-court

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reorganization. DDJ may determine to purchase, on behalf of its Clients, a significant enough position in the Securities to enable DDJ to substantially influence or lead such a restructuring process. The purchase or sale of such fixed income Securities of such issuers by Employees may potentially conflict with various investment objectives of Clients pursuing such a high yield fixed income strategy.

Accordingly, in order to avoid a conflict of interest or the appearance of a conflict of interest between DDJ’s Clients and its Employees, DDJ will deny preclearance for any personal trade of high yield fixed income Securities. Such preclearance may be denied irrespective of whether or not any DDJ Client has placed at such time a pending “buy” or “sell” order in the same Security and irrespective of whether or not any DDJ Client holds such Security in its portfolio at such time. As a result, Employees should have no expectation of purchasing high yield fixed income Securities in their personal brokerage accounts. Under no circumstances will DDJ be responsible for any losses suffered by an Employee as a result of a denial of consent to trade. Each Employee should evaluate this risk before engaging in personal transactions in fixed income Securities of any issuer. Notwithstanding the foregoing, sales otherwise prohibited by the provisions set forth above may be permitted to close out an existing position (e.g., upon the downgrade of an investment grade Security held within an Employee’s personal account) following the receipt of the prior written approval of the Chief Compliance Officer.

v.	Short/Long Positions

a.
No Employee may purchase, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, a Security (or enter into an equivalent transaction) if at the time of such purchase a Client has a short (or equivalent) position with respect to any Security of the same issuer.

b.
No Employee may enter into a short sale (or equivalent transaction), directly or indirectly, with respect to a Security for his own account or any account in which he has a Beneficial Interest, if at the time of such short sale a Client has a long (or equivalent) position in any Security of the same issuer.

Purchases and sales otherwise prohibited by the provisions set forth above may be permitted (i) to close out a position, (ii) to box a position for tax purposes only, or (iii) in limited circumstances with a waiver from the Chief Compliance Officer. Employees may not box a position for any other purpose, including purposes associated with day trading.

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vi.	Restricted List and Special Situations List

No Employee may purchase or sell, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, any Security of an issuer set forth on the DDJ Restricted List or the Special Situations List in effect at the time of such trade, without the prior approval of the Chief Compliance Officer.

Employees should be aware that DDJ may place an issuer on the Restricted List or the Special Situations List at any time without prior notice to such Employees. Employees who purchase Securities of issuers that are later placed on the Restricted List or the Special Situations List, may, unless otherwise permitted by the Chief Compliance Officer, be frozen in, or prohibited from trading, such holdings until such time as the issuer has been removed from the Restricted List or the Special Situations List, as applicable. The placement and removal of an issuer from the Restricted List or the Special Situations List will be determined by DDJ in its sole discretion. Under no circumstances will DDJ be responsible for any losses suffered by an Employee in their personal accounts as a result of either placement of an issuer on the Restricted List or the Special Situations List, as applicable, or denial of consent to trade. Each Employee should evaluate this risk before engaging in personal transactions in Securities.

vii.	Purchase or sale of investment funds advised or sub-advised by DDJ

No Employee may purchase or sell, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, any publicly-traded investment fund (e.g., a U.S. registered investment company) for which DDJ serves as investment adviser or sub-adviser, without the prior approval of the Chief Compliance Officer.

Purchasing and selling publicly-traded investment funds for which DDJ serves as adviser or sub-adviser may create the appearance of a conflict of interest. A list of those publicly-traded investment funds for which DDJ currently serves as adviser or sub-adviser, together with their trading symbol (if any), is set forth on Exhibit B attached hereto.

viii.	Initial Public Offerings

No Employee may purchase, directly or indirectly, for his own account or any account in which he has a Beneficial Interest, Securities in an initial public offering of either equity or fixed income Securities for which no public market in the same or similar Securities of that issuer has previously existed. Exceptions may be granted in special circumstances with the prior approval of the Chief Compliance Officer.

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In determining whether to give approval with respect to such participation in an initial public offering, the Chief Compliance Officer will consider, among other things, whether it is possible (and appropriate) to reserve that investment opportunity for one or more Clients, as well as any regulatory concerns related to FINRA’s “new issue” rules, including whether the opportunity to invest in the initial public offering has been offered as a favor or a gift to the Employee or as compensation for services rendered. Employees should first communicate any request to participate in an initial public offering directly to the Chief Compliance Officer rather than initially processing through the web-based compliance portal.

ix.	Private Placements and other Limited Offerings

No Employee may purchase, directly or indirectly, for his account or any account in which he has a Beneficial Interest, a Security (including a limited partnership interest) in a private placement transaction or other limited offering without the prior approval of the Chief Compliance Officer.

In determining whether to give approval with respect to such a private placement transaction, the Chief Compliance Officer will consider, among other things, whether it is possible (and appropriate) to reserve that investment opportunity for one or more Clients, as well as whether the opportunity to invest in the private placement has been offered as a favor or a gift to the Employee or as compensation for services rendered. Employees should first communicate any request to participate in a private placement transaction directly to the Chief Compliance Officer rather than initially processing through the web-based compliance portal.

C.	OTHER RESTRICTIONS

The following additional restrictions on personal trading apply to Employees at all times.

i.	No Front-running

No Employee may initiate a position (whether long or short) in any Security that may be appropriate for a DDJ Client for his own account or an account in which he has a Beneficial Interest, until such Employee has presented the proposed transaction to the appropriate Portfolio Manager(s) for his or her consideration.

In order to ensure that the interests of DDJ’s Clients remain paramount, it is crucial that Employees avoid even an appearance of “front-running” by initiating a position in a Security that would be (and perhaps subsequently becomes) an appropriate investment for any of DDJ’s Clients. Employees should use their best judgment in assessing whether an investment opportunity is appropriate for DDJ’s clients in light of DDJ’s current investment strategies.

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ii.	Profit by Market Effect

Employees may not use knowledge of Client transactions to profit in their personal accounts by virtue of the market effect of such transactions.

iii.	Duty to Disclose

Employees who have a Beneficial Interest in a particular Security or who have decided to execute a personal transaction of a material nature in such a Security for his own account or any account in which he has a Beneficial Interest must disclose this information in the course of any communication regarding the Security or the issuer with the applicable Portfolio Manager(s) or other senior DDJ investment personnel involved in evaluating such an investment opportunity on behalf of DDJ’s Clients.

D.	EXCEPTIONS TO PRECLEARANCE AND REPORTING REQUIREMENTS

i.	Exception to Preclearance Requirements

Securities and transaction types that do not present any actual or potential conflict of interest are not subject to the foregoing blackout period and other restrictions, and accordingly do not require preclearance prior to execution by Employees, include:

a.	options and futures on indices, such as the S&P 500, and securities designed to track an index;

b.	exchange traded funds (ETFs);

c.	municipal bonds;

d.
automatic dividend reinvestments, stock dividends, rights, subscriptions, and transactions as to which you do not exercise investment discretion at the time of the transaction such as if a Security is called by its issuer (e.g., “corporate action” events);

e.
purchases or sales of an employer’s securities by an account in which an Employee maintains a Beneficial Interest (e.g., spouse’s account) pursuant to an employee stock purchase or other similar program, including purchases and sales under such employer’s 401(k) plan; and

f.	charitable donations or gifts of Securities.

However, the foregoing holdings and/or transaction types are nevertheless subject to the applicable reporting requirements set forth below under “Required Reporting of Personal Securities Transactions and Holdings”, in each case submitted via the web-based compliance portal. Any additional requested exceptions to the

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preclearance requirements should be addressed on a case-by-case basis with the Chief Compliance Officer.

ii.	Exception to Preclearance and Reporting Requirements

The following Securities and transaction types are exempt from both the preclearance and reporting requirements of the Code of Ethics:

a.
holdings and transactions in Securities in which an Employee has a Beneficial Interest, but are effected in an account over which the Employee has no direct or indirect influence or control (e.g., transactions in an account managed on a fully discretionary basis by an unaffiliated financial adviser); provided that (x) such exempted account has been specifically approved with the Chief Compliance Officer, and (y) there is no communication between the adviser to such account and the Employee with respect to investment decisions prior to their execution; and

b.
limited partnership (or other similar) interests in DDJ-sponsored investment vehicles acquired by an Employee (not reportable given that DDJ separately maintains investor lists and transaction records for such investments).

The accounts in which such transactions are executed shall be deemed Non-Reporting Accounts for purposes of this Code of Ethics.

E.	REQUIRED REPORTING OF PERSONAL SECURITIES TRANSACTIONS AND HOLDINGS

i.	Electronic Data Transmission to Compliance Vendor.

With the exception of Non-Reporting Accounts, Employees are required to report to DDJ all accounts in which Securities can be purchased or sold (including, but not limited to, a brokerage account, an IRA account, and a 401(k) account) and in which an Employee has a Beneficial Interest.4 It is imperative that each Employee report such accounts, as further described below, so that DDJ can instruct the broker for such accounts to establish a direct electronic data feed directly with the Compliance Vendor. Such electronic feed will provide the Compliance Vendor with a record of each personal Securities transaction by DDJ Employees, thereby enabling the Chief Compliance Officer to verify compliance with the DDJ procedure with respect to personal trading set forth herein.

4 For the avoidance of doubt, Employees are not required to establish an electronic feed or provide duplicate brokerage confirmation or monthly statements with respect to transactions executed in Non-Reporting Accounts.

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Employees should use their reasonable efforts to maintain their personal brokerage accounts with brokers that provide account data in an approved electronic format. If an Employee maintains an account at a brokerage firm that does not provide transaction and holdings information to the Compliance Vendor electronically or is otherwise not on an approved list of brokers maintained by the Chief Compliance Officer, DDJ, in its sole discretion, may require the Employee to close such brokerage account, and transfer any Securities held therein to an account established at one of the approved brokers as designated by the Chief Compliance Officer (or otherwise liquidate). To the extent that DDJ permits the Employee to maintain an account at a broker that is unable to establish such an electronic feed directly with the Compliance Vendor, such Employee should instruct such broker to provide DDJ with duplicate brokerage confirmations or monthly statements so that DDJ can confirm compliance with the provisions of this Code of Ethics as well as arrange for the manual entry of any personal Securities transactions executed by such Employee into the automated web-based compliance portal.

In order to verify that an electronic feed to the Compliance Vendor (or other manual reporting process) is established for all employee brokerage accounts, each Employee, upon commencement of employment with DDJ, is required to complete and submit to the Chief Compliance Officer a Brokerage Account Form, the form of which is attached hereto as Exhibit C. Furthermore, within 15 days of whenever an account is added or deleted, each Employee is required to update and submit such form to the Chief Compliance Officer.

Finally, each Employee will be required to certify annually (by February 10th of each year), via the web-based compliance portal, that the list of brokerage accounts that has been previously reported to DDJ remains complete and accurate.

ii.	Quarterly Transaction Report.

All Employees must file with the Chief Compliance Officer, via the web-based portal, a Quarterly Securities Transaction Report, disclosing all transactions in which such Employee has a Beneficial Interest other than those set forth under “Exceptions to Preclearance and Reporting Requirements.” Within 30 days after the end of each calendar quarter, each Employee must log into the web-based portal to complete this Quarterly Securities Transaction Report, regardless of whether or not the Employee entered into any personal securities transactions required to be reported during that quarter.

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iii.	Report of Personal Holdings Upon Commencement of Employment and Annually Thereafter.

Within 10 days of commencement of employment with DDJ and again no later than February 10th of each year, each Employee is required to certify, via the web-based portal, all holdings in Securities in which he has a Beneficial Interest (other than Securities exempt from these reporting requirements).5 Such holdings information must be current as of a date no more than 45 days prior to the date on which the report was submitted.

F.	REVIEW OF PERSONAL SECURITIES TRANSACTIONS

Transaction history generated through direct electronic data feeds from the Compliance Vendor, brokerage confirmations, monthly statements, and/or other information regarding personal securities transactions and personal account holdings of Employees will be reviewed by DDJ on a quarterly basis (or more frequently if warranted by the Chief Compliance Officer) in order to monitor compliance with this Code of Ethics. Such reviews will be conducted either by the Chief Compliance Officer or by a designee who shall report the findings of the review to the Chief Compliance Officer, with documentation to substantiate the review maintained in DDJ’s compliance files.

5 Upon commencement of employment but prior to the completion of this initial holdings certification, Employees will be required to manually enter their initial holdings into the web-based compliance portal. Thereafter, on an annual basis prior to the annual certification of holdings, such holdings will be populated automatically into the compliance portal through an electronic feed established between the Employee’s broker(s) and the Compliance Vendor.

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IV.	GIFTS AND ENTERTAINMENT

A.	SUMMARY

A conflict of interest or an appearance of a conflict of interest may occur when the personal interests of DDJ Employees interfere, or potentially interfere, with such Employees’ responsibilities to DDJ and its Clients. In particular, the receipt by DDJ Employees of certain gifts from any entity that does business with or on behalf of DDJ may create such a conflict or appearance of a conflict of interest. While business gifts and entertainment are not prohibited altogether, each Employee must exercise his or her best judgment to assure that no gift or entertainment that is excessive in value or frequency is accepted from or provided to DDJ service providers.

B.	POLICIES REGARDING RECEIPT OF GIFTS AND ENTERTAINMENT

The following policies apply to all Employees:

•	Employees may not accept gifts as a “quid pro quo” or condition of doing business with the giver of such gift.

•	Employees may not accept gifts in the form of cash, cash equivalents or securities, regardless of the amount of the gift.

•	Employees may receive charitable donations in their name from DDJ service providers, subject to certain reporting obligations to the Chief Compliance Officer.

•
Employees are required to report to the Chief Compliance Officer the receipt of any non-cash gift (including any gift in excess of $100 in value) or entertainment that may create an appearance of impropriety or a conflict of interest.

The term gift should be broadly interpreted, and includes, but is not limited to, substantial favors, money, credit, tickets (e.g., tickets to sporting events), special discounts on goods or services, free services, trips, hotel expenses, food or beverages, or anything else of value. For the avoidance of doubt, gifts to an Employee’s immediate family are included in this policy.

With respect to entertainment, Employees should not allow themselves to be entertained or receive meals in a manner that is unreasonably lavish or excessive. In applying the foregoing standards, you should be conservative in your judgments and decline any entertainment that might reasonably be deemed questionable.

C.	CHARITABLE DONATIONS

From time to time, DDJ Employees may solicit from DDJ service providers donations to charitable events attended or sponsored by such DDJ Employees. All donations received by DDJ Employees on behalf of such charities which (a) are, in the aggregate, in excess of $1,000 from one service provider during any consecutive twelve month period, or

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(b) may, in the reasonable judgment of such Employee, create an appearance of impropriety or a conflict of interest, are subject to the reporting obligation to the Chief Compliance Officer described above. The Chief Compliance Officer, in his sole discretion, may determine, based on the amount of the donation and other applicable facts and circumstances, that the receipt of such donation may reasonably create a conflict of interest or the appearance of a conflict of interest. Following such a determination by the Chief Compliance Officer, the Employee will be notified and the donation will be disallowed.

D.	REPORTING OF RECEIPT OF GIFTS AND ENTERTAINMENT

Each Employee should immediately report, via the web-based compliance portal, any offer of any gift or entertainment that may, in the reasonable judgment of such Employee, create an appearance of impropriety or a conflict of interest.

For reporting purposes, any gift or series of gifts in excess of $100 in value from a single service provider over any twelve consecutive month period must be reported, and will require the approval of the Chief Compliance Officer. However, gifts falling below this threshold may also be deemed inappropriate by the Chief Compliance Officer based on facts and circumstances. Accordingly, Employees are encouraged to report all gifts received from DDJ service providers, irrespective of value or any perceived conflict of interest. As it pertains to entertainment, as a general rule, Employees should report their attendance at any entertainment event (other than normal and customary business meals) given or sponsored by anyone with whom DDJ does business. Employees are encouraged to report any expected entertainment events in advance.

All Employees must file with the Chief Compliance Officer, via the web-based portal, a Quarterly Gifts and Entertainment Report, certifying all gifts and entertainment received for the previous calendar quarter and that are required to be reported under the Code of Ethics. The Chief Compliance Officer will maintain a comprehensive record of all reported gifts and entertainment (including any planned business-related entertainment).

E.	POLICIES REGARDING GIVING OF GIFTS AND ENTERTAINMENT; REPORTING

It is acceptable for Employees to give gifts or favors of nominal value to clients and/or business associates to the extent they are appropriate and suitable under the circumstances and meet the standards of ethical business conduct.  Providing meals and entertainment to clients and/or business associates that is reasonable and appropriate for the circumstances is also permitted.  Employees should use their best discretion in reaching such a determination, and as a general guideline, if the gift, meal or entertainment would not be permitted to be received by an Employee pursuant to this Code of Ethics, then the Employee should not provide such gift, meal or entertainment to a third party.  In any event, the provision of any gift, meal or entertainment to a third

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party that is not reasonable in light of the facts and circumstances should be first pre-cleared with the Chief Compliance Officer via the web-based portal.

Furthermore, Employees should be aware that many organizations, including certain ERISA-regulated entities as well as governmental entities and agencies that may also be Clients, have their own rules prohibiting or limiting the type and amount of gifts, meals and entertainment that their employees can receive.  Accordingly, you must be careful to observe any of those restrictions of which you are aware.

Any questions regarding this gifts and entertainment policy should be directed to the Chief Compliance Officer.

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V.	CONFIDENTIALITY

Information concerning the identity of security holdings and financial circumstances of Clients is confidential. DDJ maintains all information about its Clients in strict confidence, including the Client’s identity (unless the Client otherwise consents), the Client’s financial circumstances, the Client’s security holdings, and any advice furnished to the Client by DDJ, except as may otherwise be required in connection with legitimate business purposes. Consistent with the DDJ Policy and Procedure with Respect to the Flow and Use of Material Non-Public Information, Employees are also prohibited from disclosing to persons outside of DDJ any material non-public information about any DDJ Client, the securities investments made by DDJ on behalf of a Client, information about contemplated securities transactions, or information regarding DDJ’s trading strategies on behalf of its Clients, except as otherwise required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes. Furthermore, Employees shall not use any confidential information gained by reason of their employment with DDJ in a manner detrimental to DDJ and its Clients.

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VI.	OUTSIDE BUSINESS ACTIVITIES

A.	Outside Employment

Each Employee is expected to devote his or her full time and ability to DDJ’s interests during regular working hours and such additional time as may be properly required. Accordingly, DDJ discourages Employees from holding outside employment, including any consulting arrangements, as such engagements may detract from an Employee’s ability to devote time and attention to his work responsibilities at DDJ.

Specifically, an Employee may not engage in outside employment that: (a) interferes, competes, or conflicts with DDJ’s interests; (b) encroaches on normal working time or otherwise impairs performance; (c) implies sponsorship or support of an outside organization by DDJ; or (d) reflects directly or indirectly adversely on DDJ. This policy also strictly prohibits outside employment in the securities brokerage industry. Furthermore, Employees must abstain from negotiating, approving or voting on any transaction between DDJ and any outside organization with which they are affiliated, whether as a representative of DDJ or the outside organization, except in connection with their providing services to DDJ in the ordinary course of business and on a fully disclosed basis with the approval of the Chief Compliance Officer.

Employees will be required to certify their compliance with this policy on an annual basis through the web-based compliance portal.

B.	Services as a Director

Service on a board of directors poses several forms of potential conflicts for Employees. These include potentially conflicting fiduciary duties to the company and a DDJ Client, the possible receipt of material, non-public information, and conflicting demands imposed on the time of the Employee. Accordingly, no Employee may serve as a director of a publicly traded or privately held company without the prior approval from the Chief Compliance Officer. Approval will generally not be granted unless it is determined that such services would be in, or would not otherwise conflict with, the best interests of DDJ’s Clients.

From time to time, an Employee may receive approval to serve on the board of directors of an issuer in the course of such Employee’s employment activities with DDJ. Such an Employee may not retain compensation (whether in the form of cash, stock options, shares of restricted stock or other non-cash compensation) received for services on the boards of directors of such issuers, and in such instances, it is the Employee’s responsibility to inform the Chief Compliance Officer of his or her receipt of any such compensation and the terms thereof.

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C.	Internet Chat Rooms

No Employee may participate in any online investment chat room or discussion board (e.g., The Motley Fool; Raging Bull; etc.) without the prior approval from the Chief Compliance Officer.

D.	Social Media Policy

DDJ recognizes that its Employees may wish to post content on the Internet via various social media sites, blogs and tools such as Facebook, Twitter, LinkedIn, etc. (collectively referred to as “social media sites”). However, because DDJ is subject to certain rules and regulations of the securities industry, certain postings on such social media sites may be considered to be “investment advice,” or “advertising”, thereby triggering certain requirements or obligations on DDJ. Additionally, postings may reflect poorly on the Employee, and, by implication, may negatively impact DDJ’s reputation.

In order to address the potential risks inherent in using social media sites, Employees are required to adhere to the Policy and Procedure Regarding the Use of Social Media articulated within DDJ’s Employee Handbook, which provides, among other things, that Employees are restricted from utilizing social media vehicles (including, without limitation, the email function on such sites) in connection with any legitimate DDJ business purpose or function without the prior approval of the Chief Compliance Officer. The Policy and Procedure Regarding the Use of Social Media, which is intended to promote prudent and acceptable practices regarding the use of social media sites, is incorporated by reference as if fully set out within this Code of Ethics.

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VII.	REPORTING OF VIOLATIONS AND SANCTIONS

If you believe that you have either committed or witnessed a violation of the Code of Ethics (including any violation of applicable federal securities laws or regulations) by any Employee of DDJ, you should report such a matter immediately to the Chief Compliance Officer. To the extent that you believe that the Chief Compliance Officer has committed a violation of the Code of Ethics (including any violation of applicable federal securities laws or regulations), or if you have reported such a violation by other Employees to the Chief Compliance Officer and you are not satisfied with the outcome, you should report such matter immediately to the President of DDJ.

DDJ will promptly and thoroughly investigate all such reports as discreetly and confidentially as practicable. In addition, please note that it is also unlawful and expressly against DDJ’s policy to retaliate against any Employee who has a reasonable belief that a violation of the Code of Ethics may have occurred, is ongoing, or is about to occur, and reports such information in the manner outlined above.

Compliance with DDJ’s Code of Ethics is a condition of employment, and accordingly, a violation of the Code of Ethics may result in warnings (orally or in writing), additional training sessions regarding the policies and procedures violated, suspension of personal trading privileges, a reversal of any improper transaction, fines, demotion, suspension or dismissal. All disciplinary responses to violations of the Code of Ethics shall be administered by the Chief Compliance Officer, subject to approval by the President of DDJ.

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VIII.	ANNUAL ACKNOWLEDGEMENT OF CODE OF ETHICS AND ACKNOWLEDGMENT OF AMENDMENTS

Each Employee is required by February 10th of each year to complete, via the web-based compliance portal, an Annual Acknowledgment of the Code of Ethics to, among other things, acknowledge receipt of the Code of Ethics, confirm that such Employee has read and understands all provisions of the Code of Ethics, and affirm compliance with its requirements during the previous calendar year. The form of this Acknowledgment is attached hereto as Exhibit D

In addition, in the event that DDJ amends the provisions of its Code of Ethics, each Employee is required within 10 days of the receipt of such amended Code of Ethics to acknowledge, via the web-based portal, that they have received, read and understand the amendments to the Code of Ethics. The form of this Acknowledgment is attached hereto as Exhibit E.

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IX.	COMPLIANCE REPORTING

On at least an annual basis in connection with the DDJ annual compliance review performed pursuant to Rule 206(4)-7 of the Investment Advisers Act of 1940, the Chief Compliance Officer shall report to the President regarding the operation of this Code of Ethics as well as address in any such report the need (if any) for changes or modifications to this Code.

In addition, on an annual basis, the Chief Compliance Officer shall provide to the board of trustees or directors of each Client that is registered as an investment company under the Investment Company Act of 1940, as amended, a written report that (a) describes any issues arising under the Code of Ethics, including any material violations of the Code of Ethics, as well as any procedures and/or sanctions imposed in response to such material violations, and (b) certifies that DDJ has adopted procedures reasonably necessary to prevent its Employees from violating the Code of Ethics.

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Exhibit A

DEFINITION OF BENEFICIAL INTEREST

For purposes of the Code of Ethics, you will in general be deemed to have a “Beneficial Interest” in a Security (or in the account holding the Security) under any of the following circumstances:

1.	You have the power to sell or transfer the Security or you have the power to direct the sale or transfer.

2.	You have the power to vote the Security or the power to direct the vote.

3.	You have an economic interest in the Security, or

4.	You have the right to acquire, within 60 days, the power to sell, the power to vote, or an economic interest in the Security.

As a matter of prudence, you should consider yourself as having a “Beneficial Interest” in a Security in the following situations (for purposes of determining your Beneficial Interest, all of the following situations should be interpreted to apply to both you and all members of your immediate family: i.e. any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, significant other, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, in each case, sharing the same household):

In each case

1.	The Security is held by you, whether in bearer form, registered in your name, or otherwise.

2.
The Security is held by others for your benefit (regardless of whether or how registered) such as a Security held for you by a bank, custodian, broker, relative, executor, administrator, pledgee, agent or any other person.

3.
The Security is held by a trust of which you are the trustee, or in which you have an economic interest or where you participate in the investment decisions or otherwise have direct or indirect influence or control.

4.	The Security is held by a trust of which you are the settlor if you have the power to revoke the trust without obtaining the consent of all the beneficiaries.

5.
The Security is held by any partnership in which you are a general partner, or with respect to which you have direct or indirect influence or control. In most cases, you will not be deemed to have beneficial ownership of Securities held by a limited partnership of which you are only a limited partner. However, the acquisition of a limited partnership interest in a limited partnership is itself subject to the pre-approval requirement.

6.
The Security is held in the name of another person if, by reason of any contract, understanding, relationship, agreement, or other arrangement, you obtain therefrom benefits substantially equivalent to those of ownership.

7.
The Security is held in the name of another person, even though you do not obtain therefrom benefits substantially equivalent to those of ownership, if you can vest or revest title in yourself at once or at some future time.

As these examples demonstrate, the term “Beneficial Interest” can be interpreted very broadly, and you should err on the side of caution. If you have any question as to whether you have a “Beneficial Interest” in a Security in a particular situation, please consult the Chief Compliance Officer.

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Exhibit B

LIST OF CERTAIN INVESTMENT FUNDS FOR WHICH DDJ SERVES AS SUB-ADVISER

October 2013

[List confidential to DDJ Capital Management, LLC]

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Exhibit C

BROKERAGE ACCOUNT FORM

TO:        Chief Compliance Officer

FROM:    ________________________

The following is a list of all broker-dealers and the account numbers for each account with respect to which I have a Beneficial Interest (as defined in the Code of Ethics) (each, an “Account”).

Name under which	Relationship to	Broker-Dealer		Date Account
Account is Maintained	Employee	Firm Name	Account Number	Established
____________________	___________________	______________	___________________	___________________

____________________	___________________	______________	___________________	___________________

____________________	___________________	______________	___________________	___________________

____________________	___________________	______________	___________________	___________________

____________________	___________________	______________	___________________	___________________

In addition, I give permission for DDJ to request from each of the foregoing broker-dealers duplicate account statements and trade confirmations, either in hard copy or electronic format, with respect to each of the Accounts, and to provide such information to the Compliance Vendor as contemplated by the Code of Ethics.

__________________________________
Signature:                            Date

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Exhibit D

[To be completed via the web-based compliance portal]

ANNUAL ACKNOWLEDGEMENT
FOR YEAR ENDING __________

I hereby confirm and acknowledge receipt of the Code of Ethics and the Policy and Procedure with Respect to the Flow and Use of Material Non-Public Information, I confirm that I have read and understand all provisions of the Code of Ethics and the Policy and Procedure with Respect to the Flow and Use of Material Non-Public Information, and I affirm compliance with the requirements of each, as well as all applicable federal securities laws, during the previous calendar year. Furthermore, I hereby acknowledge I have reported to the Chief Compliance Officer all known violations of the foregoing committed by myself or other DDJ employees during the previous calendar year.

_________________________________
Name:
Date:

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Exhibit E

[To be completed via the web-based compliance portal]

ACKNOWLEDGEMENT OF RECEIPT
OF
AMENDED CODE OF ETHICS

I hereby acknowledge receipt of the amended Code of Ethics dated as of October 10, 2013, and that I have read and understand the amendments that were made to the Code of Ethics, and that I will comply with such amended Code of Ethics going forward.

_________________________________
Name:

Date: _______, 2013

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